EXHIBIT 12.01


                        Travelers Group Inc. and Subsidiaries
                  Computation of Ratio of Earnings to Fixed Charges
                      (In millions of dollars, except for ratio)




                                                       Six months ended
                                                           June 30,
                                                     ------------------

                                                     1996          1995
                                                     ----          ----

     Income from continuing operations
        before income taxes and minority interest  $1,413        $1,052
     Interest                                       1,060           973
     Portion of rentals deemed to be interest          53            54
                                                     ----          ----
       Earnings available for fixed charges        $2,526        $2,079
                                                    =====        ======
     Fixed charges
     -------------
     Interest                                      $1,060          $973
     Portion of rentals deemed to be interest          53            54
                                                     ----          ----
       Fixed charges                               $1,113        $1,027
                                                    =====         =====

     Ratio of earnings to fixed charges              2.27x         2.02x
                                                     =====        =====





     The ratio of earnings to fixed charges has been computed by dividing earnings from continuing operations before income taxes and fixed charges by the fixed charges. For purposes of these ratios, fixed charges consist of interest expense and that portion of rentals deemed representative of the appropriate interest factor.